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                                                                    Exhibit 1(c)

                      MERCURY ASSET MANAGEMENT FUNDS, INC.
                              ARTICLES OF AMENDMENT

         Mercury Asset Management Funds, Inc. a Maryland corporation having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: The charter of the Corporation is hereby amended by striking out
Article IV, paragraphs (1) and (2) and inserting in lieu thereof the following:

                                   ARTICLE IV
                                  CAPITAL STOCK

         (1) The total number of shares of capital stock which the Corporation shall have authority to issue is Two Billion, Eight Hundred Million (2,800,000,000) shares, of the par value of One Hundredth of One Cent ($.0001) per share, and of the aggregate par value of Two Hundred and Eighty Thousand Dollars ($280,000). The capital stock initially consists of seven series, known as Mercury Pan-European Growth Fund, Mercury International Fund, Mercury Japan Capital Fund, Mercury Emerging Economies Fund, Mercury Gold and Mining Fund, Mercury Core U.S. Growth Fund and Mercury Asset Management Fund 7 (collectively, the "Series", and each, a "Series"). Each Series shall consist, until further changed, of Four Hundred Million (400,000,000) shares. The shares of each Series shall consist, until further changed, of four classes of shares designated Class I shares, Class A shares, Class B shares and Class C shares (the "Classes"). Each Class of each Series shall consist, until further changed, of One Hundred Million (100,000,000) shares.

         (2) Unless otherwise expressly provided in the charter of the Corporation, the Class I shares, Class A shares, Class B shares and Class C shares of each Series shall represent an equal proportionate interest in the assets belonging to that Series (subject to the liabilities of that Series) and each share of a particular Series shall have identical voting, dividend, liquidation and other rights; provided, however, that notwithstanding anything in the charter of the Corporation to the contrary:

                  (i) The Class I shares, Class A shares, Class B shares and Class C shares may be issued and sold subject to such different sales loads or charges, whether initial, deferred or contingent, or any combination thereof, as the Board of Directors may from time to time establish in accordance with the Investment Company Act of 1940, as amended, and other applicable law.

                  (ii) Liabilities of a Series which are determined by or under the supervision of the Board of Directors to be attributable to a particular Class of that Series may be



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                  charged to that Class and appropriately reflected in the net asset value of, or dividends payable on, the shares of that Class of the Series.

                  (iii) The Class I shares, Class A shares, Class B shares and Class C shares of a particular Series may have such different exchange and conversion rights as the Board of Directors shall provide in compliance with the Investment Company Act of 1940, as amended.

         SECOND: The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the entire board of directors and the amendment is limited to a change expressly permitted by Section 2-605 (4) of Maryland General Corporation Law, to be made without action by the stockholders, and the Corporation is registered as an open-end company under the Investment Company Act of 1940.

         IN WITNESS WHEREOF: Mercury Asset Management Funds, Inc., has caused these presents to be signed in its name on its behalf by its President or one of its Vice Presidents and attested by its Secretary or one of its Assistant Secretaries on August __, 1998.


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ATTEST:           Mercury Asset Management Funds, Inc.


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Robert E. Putney, III, Secretary


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THE UNDERSIGNED, President (or Vice President) of Mercury Asset Management
Funds, Inc., who executed on behalf of said corporation, the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


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